Exhibit 99.1

TransDigm Group Divests Fastener Business

Cleveland, Ohio, January 31, 2011/PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced today that it has entered into a definitive agreement to sell its fastener businesses to Alcoa, Inc. (NYSE: AA) for approximately $240 million. The TransDigm fastener business, which was acquired in December 2010 as part of the McKechnie Aerospace acquisition, is made up of Valley-Todeco Inc. located in Sylmar, CA, and Linread Ltd. located in the United Kingdom. The business designs and manufactures fasteners, fastening systems and bearings for commercial, military and general aviation aircraft.

W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer commented, “We are pleased to have an agreement for the divestiture of the fastener business to Alcoa. This is a high quality, well established aerospace fastener business. However the products fit much better with Alcoa’s product portfolio and ongoing strategy than with TransDigm’s. We are confident that our customers will be well served.”

The divestiture, which is expected to close within the next sixty days, is subject to regulatory approvals and customary closing conditions.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology.

Contact:	Jonathan D. Crandall
Investor Relations
(216) 706-2945
ir@transdigm.com

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